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                                                                       Exhibit 7


                                JOINDER AGREEMENT

IPC Communications, Inc.
Wall Street Plaza
88 Pine Street
New York, NY  10005
Attention:  Chief Executive Officer

Gentlemen:

      In consideration of the transfer to the undersigned of 4,028,241.6360 shares of Common Stock, par value $.01 per share, of IPC Communications, Inc., a Delaware corporation (the "COMPANY"), the undersigned agrees that it is a Permitted Transferee of Cable Systems Holding, LLC and agrees that, as of the date written below, it shall become a party to, and a Permitted Transferee as defined in, that certain Amended and Restated Investors Agreement, dated as of April 9, 1998, as such agreement may have been or may be amended from time to time (the "AGREEMENT"), among the Company and the persons named therein, and as a Permitted Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned's transferor as though an original party thereto and shall be deemed a CSH Shareholder for purposes thereof.

Executed as of the 21st day of May, 1999.

TRANSFEREE:  Citicorp Venture Capital Ltd.
Address:     399 Park Avenue
             New York, NY  10022

Citicorp Venture Capital Ltd.:



By: /s/ Richard M. Cashin
    ------------------------------
       Name: Richard M. Cashin
       Title: President